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                                                                     EXHIBIT 5.1


                              Opinion of Counsel

                                  May 5, 1998



Heller Financial, Inc.
500 West Monroe Street
Chicago, IL 60661

     RE: Registration Statement on Form S-8 of Heller Financial, Inc. (the "Registration Statement")/1998 Stock Incentive Plan


Ladies and Gentleman:

     I have acted as Associate General Counsel for Heller Financial, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale of up to 6,718,125 shares of the Company's Class A Common Stock, par value $.25 per share (the Class A "Common Stock"), issuable pursuant to the grant of certain restricted stock and other awards or upon exercise of certain stock options (collectively, the "Plan Awards") that may be issued pursuant to the Heller Financial, Inc. 1998 Stock Incentive Plan (the "Plan").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of the Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of:
(i) the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) the Plan; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the filing of the Registration Statement and the approval of the Plan. I have also examined such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me

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as certified or photostatic copies and the authenticity of the originals of all documents. I have also assumed that the Company's Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each Plan Award prior to the issuance thereof. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, I am of the opinion that all shares of Common Stock issued pursuant to the Plan will be, upon exercise of grant or Plan Awards in accordance with the terms of the Plan and, if applicable, payment of the specified exercise price therefor, legally issued, fully paid and non-assessable shares of Common Stock.

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                               Very truly yours,

                               /s/ Mark J. Ohringer

                               Mark J. Ohringer
                               Associate General Counsel